Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Equity Award Plan of Carbonite, Inc. of our report dated March 16, 2017 (except for the effects of the adoption of ASU 2016-09 as discussed in Note 2, as to which the date is March 12, 2018 and for the effects of the adoption of ASU 2016-18 as discussed in Note 2 and for the effects of the revision of prior period amounts as discussed in Note 3, as to which the date is February 28, 2019), with respect to the consolidated financial statements of Carbonite, Inc. for the year ended December 31, 2016 included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 28, 2019